Exhibit 99.1

Tesla Vehicle Production & Deliveries and Date for Financial Results & Webcast for Second Quarter 2022

In the second quarter, we produced over 258,000 vehicles and delivered over 254,000 vehicles, despite ongoing supply chain challenges and factory shutdowns beyond our control. June 2022 was the highest vehicle production month in Tesla’s history.

	Production	Deliveries	Subject to operating lease accounting
Model S/X	16,411	16,162	12%
Model 3/Y	242,169	238,533	3%
Total	258,580	254,695	4%

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Tesla will post its financial results for the second quarter of 2022 after market close on Wednesday, July 20, 2022. At that time, Tesla will issue a brief advisory containing a link to the Q2 2022 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Date of Tesla Q2 2022 Financial Results and Q&A Webcast
When: Wednesday, July 20, 2022

Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time

Q2 2022 Update: https://ir.tesla.com

Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:

ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q2 earnings. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.